EXHIBIT 10.9

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10).

Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

BILL PAY SERVICE RESELLER AGREEMENT

This Bill Pay Service Reseller Agreement (“Agreement”) is made between CO-OP eCom, LLC, a California limited liability company (“eCom”) and Alkami Technology, Inc., a Delaware Corporation, (“Reseller”).

WHEREAS, eCom provides electronic bill payment processing services to credit unions and credit union service organizations, and Reseller provides online banking services to financial institutions in the United States (“Reseller Solution”); and

WHEREAS, eCom desires to provide and Reseller desires to obtain from eCom certain electronic bill payment processing services as more particularly described herein to facilitate Reseller’s own services to its customers;

NOW THEREFORE, the parties agree as follows:

1. Definitions.

(a) “Consumer” means the ultimate end user of the Service (i.e., a customer of a Reseller Customer).

(b) “Manual” means the then-current documents (as may be amended) eCom makes available to Reseller and Reseller Customers (either on eCom’s website or in hard copy form) that contain instructions and requirements for the use of the Services. The Manual is deemed an Exhibit, for purposes of this Agreement.

(c) “Person” means any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust or unincorporated association.

(d) “Processor” means any third party service provider eCom retains, hires or uses to operate any portion of the System or to assist eCom in providing the Services.

(e) “Reseller Customer” means a customer of Reseller who is a credit union, and receives Services through Reseller.

(f) “Service(s)” means eCom services described in Exhibit A, which may be updated from time to time.

(g) “System” means any computer programs, supporting documentation for those computer programs, and the tangible media upon which those programs are recorded that eCom uses to provide the Services.

2. Exhibits. Exhibits will be attached hereto from time to time. Such Exhibits, which may be updated from time to time, are each incorporated herein and made a part of this Agreement. In the event of a conflict between an Exhibit and this Agreement, the Exhibit shall control. The initial Exhibits that are made a part of this Agreement upon its execution are:

(a) Exhibit A—Service Description and Bill Payment Services Fees. eCom will provide and Reseller will receive and pay for the Services identified in Exhibit A.

(b) Exhibit B — Service Level Agreement

(c) Exhibit C — SAMPLE — Project Initiation Form — Reseller agrees to provide to eCom a form of Exhibit C for each project initiated by Reseller for a new Reseller Customer.

(d) Manual

(e) Exhibit D — Addendum to the bilateral contract between Reseller and Reseller Customer for the Services.

3. Services.

(a) Selection of Services. eCom agrees to provide to Reseller the Services identified in Exhibit A pursuant to the terms in this Agreement, Exhibit A and the Manual. eCom may add or change Services in the normal course of its business, provided any material changes will be documented in a revised Exhibit A and countersigned by Reseller prior to initiation of the change. Unless caused by regulatory requirements, no change in Services will result in loss of basic features or functions without prior written consent from Reseller. eCom reserves the right to suspend or deactivate Services as necessary to a specific Consumer or Reseller Customer as reasonably required to terminate or investigate illegal or suspicious activities, provided Reseller will be notified within seventy-two (72) hours of any such deactivation and the Services will be suspended or deactivated only for the specific Reseller Customer or Consumer as applicable and then only to the degree necessary for such purpose.

(b) Manual. (i) eCom will make available to Reseller a Manual, which will contain the procedures by which a particular Service is to be provided. Reseller acknowledges that the full compliance by it and its Reseller Customers with this Agreement and the Manual is essential and material to eCom’s ability to make the Service available. eCom may change the procedures as it deems reasonable, appropriate or necessary to provide any Service in an efficient manner or to conform with changes in laws, regulations, or other events beyond eCom’s control that affect the manner in which the Service can be provided. This means that eCom may delete provisions from, add provisions to, or otherwise revise or amend the Manual, provided; however, that the changes will be limited to technical, functional or operational aspects of the Services and will not materially degrade the Services. eCom will provide Reseller with prompt notice of any changes to the Manual, and will endeavor to do so at least 90 days prior to the effective date of any such changes, if commercially reasonable. (ii) Reseller acknowledges that the Manual contains certain provisions designed to provide the security of the System and to detect and prevent unauthorized use of and transactions on the System. As more fully described in the Manual, compliance with certain of those provisions are the responsibility of Reseller. Reseller further acknowledges that failure to comply with the control provisions contained in the Manual applicable to it would materially increase the risk of both loss through the Systems as well as unauthorized use of and access to the System, and is contrary to eCom’s recommended security practices.

(c) The parties acknowledge and agree that, pursuant to this Agreement, Reseller Customers will be entering into a bilateral contract with Reseller for the provision of the Services, and that eCom will not be a party to, or obligated to the Reseller Customer under or by virtue of, any such contract. The previous notwithstanding, eCom has an interest that such contracts conform to eCom policies, practices, procedures and protocols for the delivery of the Services. Therefore, Reseller agrees that it will not enter into any form of contract with a Reseller Customer for the Services under this Agreement without the contract including an addendum, as shown in Exhibit D, and without first obtaining eCom’s prior written approval as to the form of such contract, which approval may not be unreasonably withheld or delayed.

4. Web Link and Advertising. For purposes of this Agreement, “Brand Marks” shall mean the parties’ respective trademarks, service marks, trade names, logos, slogans and advertising (including text, graphic or audiovisual features of icons, banners, frames, etc. to the extent distinctive to either party) and, if provided by either party, depiction of characters or celebrities. As necessary or appropriate for each party to operate and conduct the Services, describe, promote or link their respective websites and web services, and promote the Services through mutually agreed advertising, each party grants the other party a worldwide, non-exclusive, non-transferable right to use and display its Brand Marks during the term of this Agreement. Presentation of the Brand Marks shall be in accordance with conventions specified by the party owning such Brand Marks. Use of the Brand Marks shall be confined to the purposes of this Agreement and shall not be altered for any reason. Any use by a party of the other party’s Brand Marks in any communication or marketing program for any purpose outside the scope of this Agreement is prohibited without, in each instance, the prior review and written approval of the party to whom the Brand Marks belong.

5. General Limitations. (a) All Reseller Customers must be United States financial institutions. (b) Both parties are responsible for the conduct of its own business, including use of the Services in accordance with all applicable laws and regulations. (c) Reseller and eCom shall comply with all NACHA Operating Rules and shall maintain responsibility for their own adherence to such rules. In the normal course of its business, eCom may provide assistance to Reseller, but Reseller retains final and complete responsibility for its own compliance. Reseller represents and warrants that its contracts with its Reseller Customers will authorize the Services to be performed hereunder by eCom, including, but not limited to, the use of ACH debits sent by eCom on behalf of Reseller to Resellers Customers for purposes of performing the bill payment processing services provided hereunder. Reseller shall execute and maintain such agreements and authorizations as are reasonably necessary or appropriate to effectuate such ACH debits, and upon reasonable request, deliver confirming authority of such authorizations to eCom or its auditor or examiner. (d) Each party shall upon request of the other party make available annually a copy of its audited financial statements, if not otherwise publicly available, subject to reasonable conditions protecting the confidentiality thereof. Further, if requested, Reseller shall provide its unaudited quarterly financial statements to eCom promptly following the end of each quarter, and such other financial information as eCom may reasonably request from time to time. Further, upon eCom’s reasonable request, Reseller shall promptly provide eCom with any available audit, compliance and security documentation in respect to its operations. Further, eCom recognizes the due diligence requirements of the Reseller Customers and shall provide available audit, compliance and security documentation that eCom provides its customers generally which is reasonably requested by Reseller or any Reseller Customer in order to satisfy its due diligence requirements set forth in any applicable guidance, rules or regulations promulgated by any party with jurisdiction over either Reseller or the Reseller Customers.

Reseller acknowledges that it and/or its Reseller Customers, and not eCom, shall be responsible for notifying Consumers of that Reseller Customer of all applicable rules and procedures (and changes therein) to be observed in connection with the use of the Service. In no sense shall any Reseller Customer have rights under, or be deemed to be a third-party beneficiary of, this Agreement.

6. Restrictions. (a) Without eCom’s prior written consent, Reseller may not contract to provide any Services directly to then-current eCom customers for any Services. Reseller may not contract to provide any Services to then-current core system customers of eCom’s parent company, CU Cooperative Systems, Inc. (“CO-OP Financial Services”), unless such customer is already a customer for the Reseller Solution or is simultaneously contracting for the Reseller Solution. In the event that another channel partner of eCom solicits a customer of Reseller, through no direct involvement of eCom, eCom will provide equal support to both Reseller and the competing channel partner. (b) eCom may decline to provide the Services to any Reseller Customer whose financial condition is not satisfactory to eCom in its sole discretion; provided that should Reseller believe such Reseller Customer’s financial condition is suitable for providing the Services, Reseller, in its sole discretion, may elect to guarantee all obligations arising in connection with this Agreement, including payment of all charges for Services to such Reseller Customer, and eCom will provide the Services as long as Reseller’s financial condition itself has not materially degraded from the time of entering into this Agreement.

7. Term. The initial term of this Agreement shall be [***] years from the date of this Agreement (“Initial Term”). Thereafter, unless either party notifies the other in writing at least one hundred eighty (180) days in advance of the scheduled expiration date that such party elects not to renew this Agreement, this Agreement shall automatically renew for successive [***] year periods (“Renewal Terms”).

8. Fees and Settlement. (a) Reseller shall pay the fees indicated on Exhibit A for the corresponding Services. Fees for Services will be fully earned and non-refundable when and as the Services are performed. Services subsequently requested in writing, but not contracted for at the time of implementation for each Reseller Customer will be charged to Reseller at eCom’s standard rates. (b) eCom will prepare an invoice to be submitted to Reseller for the one-time fees and the annual support fee specified in Exhibit A within the next billing period following eCom’s receipt of the completed Exhibit C — Project Initiation Form. eCom will prepare an invoice to be submitted to Reseller for all other fees payable pursuant to this Agreement on or before the 15th day of each month and eCom will debit Reseller via ACH entry on or after the 25th day of the month. Immediately upon execution hereof, Reseller will designate, in writing, an account at a financial institution to receive ACH debit and (if required) credit entries from eCom. (c) An Exhibit may require payment of actual reasonable expenses incurred by eCom. (d) Any uncontested payment not received within thirty (30) days of the date of invoice shall bear interest from the date due at the rate of one percent (1%) per month (prorated for partial periods) or the maximum rate permitted by applicable law, whichever is less. (e) All payments to eCom will be made in immediately available funds through the ACH system (or by some other means as approved in writing by eCom) resulting in those funds being transferred to eCom’s account at a financial institution as specified by eCom from time to time (“eCom Designated Account”). Reseller will designate an account at a financial institution as specified in writing by Reseller Customer (“Reseller Designated Account”) to receive ACH debit and (if required) credit entries from eCom. Reseller and Reseller Customer hereby authorize eCom and/or Processor to generate all such ACH entries, and agrees to complete whatever documents may be reasonably required to receive such ACH entries. (f) In the event that payment due to eCom is not paid in accordance with this Agreement and must be collected at law or through an attorney-at-law, or under advice therefrom, or through a collection agency, Reseller agrees to pay all actual and reasonable costs of collection, including, without limitation, all court costs and reasonable attorney’s fees. (g) Reseller shall be responsible for sales or use taxes, or similar obligations imposed by any government authority with respect to the consumption of the Services (except eCom retains responsibility for taxes on its income, including but not limited to federal and state income taxes). (h) eCom will render invoices for Services as set forth in the applicable Exhibit and shall email them to Reseller at such address as set forth in the Exhibit. (i) Bill payment funds will be invested in overnight investment accounts to ensure funding is protected. Interest on said funds will be paid to eCom to further offset processing and other costs associated with said payments. All investment accounts will be chosen specifically to ensure safety of the funds.

9. Warranty. (a) Services are warranted to be in substantial conformity with industry standards and consistent with the standards established under Exhibit B attached hereto. Services that are custom-made for Reseller will meet the terms for their development accepted in writing by eCom. eCom Technical Support may provide response measures, in the sole discretion of eCom, that are in addition to the foregoing warranties. Warranties on third-party software, services, equipment, etc. are limited to such third party’s licensing terms and conditions. (b) eCom does not warrant that the Service shall be uninterrupted or error free or that it shall meet Reseller’s or any Reseller Customer’s needs but eCom shall be subject to the Service Level Agreements under Exhibit B attached hereto. Reseller shall be solely responsible for the accuracy and integrity of data, reports, documentation and internal security with respect to or arising from Reseller as well as Reseller Customers and their Consumers up to the point that they are delivered to eCom. eCom shall be solely responsible for the accuracy and integrity of data, reports, documentation and internal security with respect to or arising from their delivery and manipulation until such time as they are returned to Reseller. Reseller Customers, and their Consumers. eCom makes no representation or warranty that any payee on any remittance item transmitted pursuant to services performed under this Agreement will post a credit to the paying Consumer’s account in an accurate or timely manner. (c) eCom will provide, upon written request from Reseller a description of security methods and procedures employed by eCom and will from time to time modify those security methods and measures as required to make them compliant with the then current reasonable industry standards as well as all applicable laws, rules and regulations. Reseller will employ such procedures as are appropriate to secure the integrity of its data in its possession. Reseller understands that certain risks are inherent in the transmission of information over the Internet, and eCom shall incur no liability for the breach of its or Reseller’s security measures unless caused by the willful misconduct or gross negligence of eCom, its employees, agents, contractors or other third parties on behalf of eCom. (d) eCom shall be responsible for its processing errors and shall immediately correct any such errors. (e) eCom will hold Reseller harmless from any damages or liabilities resulting from third-party claims that the Services infringe U.S. patents, copyrights or similar intangible rights, provided that Reseller will promptly notify eCom of the matter, cooperate (on a non-monetary basis) with eCom as requested, and permit eCom to control the investigation, defense and disposition of the same. (f) All Services provided by eCom will comply with the documentation provided with the Services, provided that such compliance shall not be less than the standard then current in the industry. (g) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ECOM DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, IN FACT OR BY OPERATION OF LAW OR OTHERWISE, CONTAIN OR DRIVED FROM THIS AGREEMENT, ANY OTHER DOCUMENTS REFERENCED HEREIN, OR IN ANY OTHER MATERIALS OR COMMUNICATIONS, WHETHER ORAL OR WRITTEN. INCLUDING, WITHOUT LIMITATION IMPLIED WARRANTIES OF TITLE. MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

10. Limitation of Liability. (a) IN NO EVENT SHALL ECOM BE LIABLE TO RESELLER, WHETHER IN CONTRACT OR IN TORT OR UNDER ANY OTHER LEGAL THEORY (INCLUDING, WITHOUT LIMITATION. STRICT LIABILITY AND NEGLIGENCE) FOR LOST PROFITS OR REVENUES, LOSS OR INTERRUPTION OF USE, LOST OR DAMAGED DATA. REPORTS, DOCUMENTATION OR SECURITY. OR SIMILAR ECONOMIC LOSS, OR FOR ANY INDIRECT, SPECIAL, 06/10/2013 INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR SIMILAR DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. WITH REGARD TO CLAIMS BY THIRD PARTIES, EACH PARTY SHALL INDEMNIFY THE OTHER TO THE EXTENT THE MISCONDUCT OR NEGLIGENCE OF THE INDEMNIFYING PARTY CAUSES LIABILITY TO THE OTHER PARTY. RESELLER SHALL INDEMNIFY ECOM AGAINST CLAIMS BY RESELLER CUSTOMERS OF BREACH OF CUSTOMER’S CONTRACT WITH THE RESELLER CUSTOMER, OR THAT ECOM HAS ANY DIRECT LIABILITY TO RESELLER CUSTOMER FOR ANYTHING ARISING UNDER, OR BASED UPON ITS PERFORMANCE UNDER THIS AGREEMENT. (b) ECOM DOES NOT GUARANTEE THAT DATA SUBMITTED THROUGH THE INTERNET WILL BE SECURE FROM UNAUTHORIZED ACCESS OR WILL BE FREE OF ERRORS OR OMISSIONS DUE TO THE INTERNET TRANSMISSION. (c) IN NO EVENT SHALL ECOM’S LIABILITY UNDER ANY CLAIM MADE BY RESELLER EXCEED THE TOTAL AMOUNT OF FEES PAID BY RESELLER TO ECOM WITHIN [***] MONTHS PRIOR TO THE DATE THE CLAIM AROSE (OR, IF LESS THAN [***] MONTHS HAS TRANSPIRED SINCE THE DATE OF COMMENCEMENT OF THE SERVICES, THE [***] FEES PAID THROUGH SUCH DATE) RELATING TO THE SERVICES. (d) NO ACTION. REGARDLESS OF FORM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT MAY BE BROUGHT BY RESELLER MORE THAN ONE (1) YEAR AFTER THE FIRST TO OCCUR OF (i) THE TERMINATION OR EXPIRATION OF THIS AGREEMENT OR (ii) THE EVENT GIVING RISE TO SUCH CAUSE OF ACTION. (e) RESELLER SHALL BE SOLELY RESPONSIBLE FOR, AND ECOM, SHALL HAVE NO RESPONSIBILITY FOR PAYMENT ITEMS DISPUTED BY RESELLER CUSTOMERS OR THEIR CONSUMERS, EXCEPT WHERE CAUSED BY ECOM’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11. Indemnities.

(a) Indemnity by Reseller. Subject to the limitation of Reseller’s liability to eCom contained in this Agreement, Reseller will indemnify, defend and hold eCom harmless form all claims, actions, damages, costs and expenses, including reasonable attorney’s fees, arising out of (i) [***] and (ii) the actions of [***]; provided, however, that the foregoing indemnification will not apply to eCom’s gross negligence or willful misconduct.

(b) Indemnity by eCom. Subject to limitation of eCom’s liability to Reseller contained in this Agreement, eCom will indemnify, defend and hold Reseller harmless form all claims, actions, damages, costs and expenses, including reasonable attorney’s fees, arising out of (i) [***]; provided, however, that the foregoing indemnification will not apply to the gross negligence or willful misconduct of Reseller or any of its Reseller Customers.

12. Representations and Warranties. Reseller represents warrants and covenants that it has, or will have before receiving the Services, account agreements and all other agreements with each of Resellers Customers sufficient in form to authorize each such Reseller Customers to provide the Services to its Consumers.

13. Confidentiality; Ownership of Work Product. (a) Each of the parties hereto agrees to protect and maintain as secret all information designated as confidential by the other party (“Confidential Information”) by (i) treating the Confidential Information of the other party with at least the same care and protection accorded its own Confidential Information, which shall be at a minimum a reasonable degree of care; (ii) using great care in the assignment of personnel who receive Confidential Information of the other party, including, but not limited to, only providing such information to those personnel who must have such Confidential Information to perform services pursuant to this Agreement, and instructing such personnel to take all reasonable precautions to prevent unauthorized use or disclosure thereof: and (iii) not using or disclosing such Confidential Information except as necessary to fulfill the terms of this Agreement or as otherwise authorized in writing by the disclosing party. However, neither party shall have an obligation of confidentiality with regard to any information that: (A) is known (as evidenced by a writing) to such party prior to disclosure; (B) is or becomes publicly available other than as a result of a breach of this Agreement: or (C) is disclosed to such party by a third party not subject to an obligation of confidentiality. (b) Notwithstanding anything set forth herein to the contrary, for purposes of this Agreement, the parties acknowledge that Reseller’s information collected from Reseller’s Customers and their Consumers and accounts in all cases shall be Confidential Information belonging to Reseller. eCom and third-party service providers may collect and use aggregate forms of such information if first screened or filtered, or as otherwise required to perform the Services. (c) If advertising or content supplied by either party pertaining to its products, services or business embodies any work of authorship protected under U.S. or foreign copyright laws or database interest protected under international laws or conventions, the party supplying such material shall be responsible for securing rights and licenses necessary for the use and exercise of such interests incident to the Services. (d) All systems, programs, operating instructions and other documentation, including all rights in patentable inventions, trade secrets and know how, database interests and copyrights associated therewith, relating to the Services or software related thereto, which are conceived, prepared.

developed or delivered by eCom (whether alone or with others, and whether independent of or in connection with the conduct of its performance hereunder), shall be and remain the sole property of eCom. Reseller agrees that it shall not, either directly or indirectly, reverse engineer, decompile, disassemble or otherwise attempt to derive source code or other trade secrets from any software or materials of eCom.

14. Information Security. Each party agrees to implement appropriate measures to protect the security of all nonpublic personal information received by it regarding Reseller, Reseller’s Customers and their Consumers who have entered into a customer relationship with Reseller, as required by the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, the Gramm-Leach-Bliley Act (“GLBA”) and other similar laws and regulations which are applicable to Reseller or Reseller’s Customers as they may be promulgated and modified from time to time. Each party also agrees to cooperate with all reasonable auditing and monitoring activities of the other party to confirm compliance with this paragraph. In addition, each party agrees to notify the other party, as soon as reasonably possible, of any incident of unauthorized access to confidential information to enable the other party to expeditiously implement its response program as required by the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice or by applicable provisions of GLBA.

15. Termination. (a) Either party, at its option, may terminate this Agreement (and thereupon terminate Reseller’s right to receive any remaining Services) if the other party commits a material breach of this Agreement and fails to cure the breach within thirty (30) days of written notice from the other party (b) Upon termination for any reason of this Agreement by either party in accordance with the terms of this Agreement (unless due to non-payment by Reseller of any undisputed obligation due to eCom), or at the end of any term, eCom agrees to provide Reseller with commercially reasonable transition assistance to an alternate electronic bill payment processor at eCom’s then current billing rates provided that Reseller pays for such transition assistance services in full prior to the commencement of the work. (c) Following final deconversion from the Services, Reseller shall immediately cease use of the Services and follow eCom’s instructions for the return or destruction of all software and related materials and documentation and, subject to eCom’s regulatory requirements or other legal requirements pursuant to a subpoena or similar court order, eCom shall, upon instruction from Customer, return or destroy all Confidential Information of Reseller, including, but not limited to any and all information regarding any and all Reseller’s Customers, as well as any and all information belonging to any Reseller’s Customer or any Consumer. Both parties agree to certify their compliance with the foregoing requirements upon the other party’s request. (d) Upon the effective date of termination of this Agreement, all outstanding uncontested and unpaid amounts due eCom shall become immediately due and payable. Termination shall be in addition to, and not in lieu of, any remedy at law or equity available to either party. (e) Upon termination of this Agreement for any reason, eCom shall be free to solicit, and provide Services, to Reseller Customers directly.

16. Special Provisions. (a) Reseller shall have [***] Minimum Monthly Commitment for the first twelve (12) months of this agreement. The Minimum Monthly Commitment will reset on each subsequent anniversary of this agreement to an amount equal to [***] % of the average of the [***] during the preceding [***] months. The Minimum Monthly

Commitment may be satisfied by any type or combination of fees and may consist of fees from existing Reseller Customers as well as new business. (b) eCom may from time-to-time agree to certain promotions that include free months of service for Reseller Customer agreeing to other promotional terms. In such cases, for the purposes of calculating Minimum Monthly Commitments, it is understood that the actual amount of the total fees being waived will be used rather than zero. (c) In the event that a Reseller Customer fulfills their internet banking and bill pay contract with Reseller and is not subject to early termination fees, eCom agrees to adjust the Minimum Monthly Commitment by an amount equal to the average monthly fees applicable to that Customer, under eCom’s invoice to Reseller, over the prior 12 month period provided that the Customer Reseller makes up more than [***]% of the total fees applicable to Reseller and Reseller notifies eCom at least 30 days in advance of the effective date of the adjustment.

17. Early Termination; Liquidated Damages. (a) Provided that Reseller has given eCom not less than two (2) months prior written notice of its intention to do so, Reseller may terminate this Agreement as of a date that is prior to the expiration of 36 months of Initial Term by paying eCom a termination fee based upon [***]. The amount of the termination fee will be determined by multiplying the average of the last six (6) invoices for the Services received by Reseller and Reseller’s Customers prior to the effective date of termination by [***]. (b) Provided that Reseller has given eCom not less than two (2) months prior written notice of its intention to do so, Reseller may terminate this Agreement as of a date that is after the expiration of 36 months of the Initial Term but prior to the expiration of 48 months of Initial Terms by paying eCom a termination fee based on [***]. The amount of the termination fee will be determined by multiplying the average of the last six (6) invoices for the Services received by Reseller and Reseller’s Customers prior to the effective date of termination by the [***] multiplied by [***]%. (c) Provided that Reseller has given eCom not less than two (2) months prior written notice of its intention to do so, Reseller may terminate this Agreement as of a date that is after the expiration of 48 months of the Initial Term but prior to the expiration of Initial Terms by paying eCom a termination fee [***]. The amount of the termination fee will be determined by multiplying the average of the last six (6) invoices for the Services received by Reseller and Reseller’s Customers prior to the effective date of termination by [***] multiplied by [***]%. (d) Provided that Reseller has given eCom not less than two (2) months prior written notice of its intention to do so, Reseller may terminate this Agreement as of any date during any Renewal Term by paying eCom a termination fee based on the number of months remaining on the then current Renewal Term. The amount of the termination fee will be determined by multiplying the average of the last six (6) invoices for the Services received by Reseller and Reseller’s Customers prior to the effective date of the termination by [***] multiplied by [***]%. (e) Reseller understands and agrees that eCom losses incurred as a result of early termination of this Agreement would be difficult or impossible to calculate as of the effective date of termination because they will vary based upon, among other things, the amount of Services utilized by other credit unions. Reseller agrees that the amount of liquidated damages is reasonable in light of the anticipated or actual harm to eCom which will be caused by such termination. Accordingly, the amount set forth in the immediately preceding paragraph represent’s Reseller’s agreement to pay and eCom’s agreement to accept as liquidated damages (and not as a penalty) such amount for any such termination. (f) Upon termination of this Agreement for any reason, eCom shall be free to solicit, and provide Services, to Reseller Customers directly.

18. Termination obligations. Upon termination of this Agreement, (i) eCom will complete any final month-end Services processing for Reseller, (ii) upon written request, eCom will provide Reseller, with a copy, in eCom’s then-standard electronic format, of the Consumer bill payment history related to Consumer bill payment instructions then on the System, (iii) eCom may then purge Reseller’s records from the System, and (iv) each party will return to the distributing Party all copies of Confidential Information in its possession pertaining to the Services, including the Manual. Notwithstanding termination, Reseller will pay eCom any accrued payments, charges or expenses provided for by this Agreement, including but not limited to the charges associated with completion of the final month-end processing and the liquidated damages charges provided for in Section 17 above. Termination of this Agreement will not terminate the confidential obligations to which the parties have agreed in this Agreement.

19. Force Majeure. Neither Reseller, eCom or eCom’s Processor shall be responsible for failures or interruptions of communications facilities or equipment of third parties, shortages of resources or materials, natural disasters, acts of war or terrorism, delay or disruption of shipment or delivery, trespass or interference of third parties. whether physical or electronic, or similar events or circumstances outside its reasonable control, whether or not otherwise enumerated; provided that this provision shall not apply to failure or inability to pay amounts due for Services provided pursuant to this Agreement. Notwithstanding the foregoing, eCom and/or its Processor has, and shall maintain throughout the term of this Agreement, a disaster recovery plan designed to reasonably mitigate interruption of the Services.

20. Special Indemnification. (a) eCom agrees to provide Services to Reseller pursuant to this Agreement based on an ACH debit sent by eCom on Reseller’s behalf to Reseller’s Customers to collect the funding for the bill payments initiated by Consumers of Reseller’s Customers. Any return of the debit sent to collect the cumulative amount for all daily payments is strictly prohibited. In the event of any such return, eCom shall immediately notify Reseller via telephone and email. Reseller shall make alternate arrangements with eCom for its immediate payment to eCom of the amount of the returned debit as set forth herein. Reseller acknowledges that it is responsible for ensuring through its own contractual relations with Reseller’s Customers, such Customers’ strict compliance with the collection of such cumulative amount through such debit sent by eCom, and such Customers’ adherence to the requirement that such debit may not be returned. Reseller guarantees payment to eCom, as described herein, of such correctly debited funds. As soon as notice is provided to Reseller that any debited funds have been returned, Reseller shall wire to eCom on that same day immediately available funds in the amount of any returned debit. Reseller acknowledges that time is of the essence in its obligation to cover immediately any such returned debited funds. Further, subject to the limitations as set forth in this Agreement, Reseller shall indemnify eCom from any and all actual direct loss suffered by eCom from any returned debit, except where returned due to identified errors in debiting by eCom (b) While the parties acknowledge that Reseller is responsible for promptly covering on the same day any unauthorized return of the debit by any Reseller Customer, and without modifying Reseller’s obligations set forth in subparagraph (a) above, the parties agree to work together to attempt initially to recover such funds promptly on the same day from the Reseller Customer involved so that Reseller will not actually have to cover the returned debit. In that regard, the parties agree to initiate reasonable corrective action promptly to recover the returned funds from the Reseller Customer by employing one or more of the following methods: jointly calling or communicating with the Reseller Customer involved to attempt to correct the situation; requiring the Reseller Customer to wire the funds immediately to eCom; limiting or restricting the availability of services to the Reseller Customer until such customer remits the funds to eCom; and such other means and methods that are reasonable given the nature of the circumstances and the amount of money involved. Should such means and methods not result in the remittance of such funds to eCom that day, and if Reseller has not already done so under its obligations set forth in subparagraph (a) above, at eCom’s request, Reseller will cover the returned debit immediately by wiring the funds to eCom.

21. Taxes. In the event that eCom is obligated to pay or reimburse any Processor or other Person for any taxes, however designated or levied, which taxes are based upon any charges under this Agreement or related to any of the Services including state and local privilege or excise taxes based on gross review, sales and use taxes, and any taxes or amounts in lieu thereof paid or payable by eCom in respect of the foregoing, exclusive, however, of franchise taxes and taxes based on the net income of any Process or other Person, eCom may require Reseller to promptly reimburse eCom for those taxes.

22. Miscellaneous. (a) Neither party may refer to the other in advertising or publicity without the other party’s prior written consent, except as necessary to meet legal obligations or provide the Services. (b) Except as expressly stated otherwise, the terms and conditions of this Agreement and any Exhibit may not be amended, waived or modified, except in a writing signed by the party to be charged therewith. (c) No failure or delay of either party to exercise any rights or remedies under this Agreement, or any Exhibit shall operate as a waiver thereof, nor shall any single or partial exercise of any rights or remedies preclude any further or other exercise of the same or any other rights or remedies, nor shall any waiver of any rights or remedies with respect to any circumstances be construed as a waiver thereof with respect to any other circumstances. (d) If any provision of this Agreement or any Exhibit is held invalid or unenforceable for any reason by a court of competent jurisdiction or Tribunal, the remainder of this Agreement and/or Exhibit, and the application of such provisions in any other circumstances, and in any other jurisdiction, shall not be affected thereby. (e) Invoices, purchase orders. acknowledgments, confirmations and other communications submitted by Reseller shall not be considered part of this Agreement unless signed and approved by an authorized representative of eCom clearly indicating otherwise. In the event of any conflict between this Agreement and an Exhibit, the terms of the Exhibit shall control (f) All notices and other communications under this Agreement shall be in writing and sent by United States Postal Service, certified mail, return receipt requested, facsimile, email or overnight courier to the party at the address from which it sends or receives invoices or at such other address as such party may indicate in writing and shall be deemed received upon actual receipt or refusal of receipt, except that invoices shall be sent to Reseller in accordance with standard procedures. (g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, excluding its principles of conflicts of law. (h) This Agreement and any Exhibit may be executed in one or more counterparts. (i) This Agreement and any rights or obligations hereunder may not be assigned, delegated or subcontracted by either party without the prior written consent of the other party, and any attempted assignment or delegation without such consent will be void; provided, however, such consent may not be unreasonably withheld or delayed. (j) eCom and Reseller shall be at all times during this relationship act as independent contractors, and each be responsible for bearing its own costs and directing its own activities in support of this Agreement. There are no third-party beneficiaries to this Agreement.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered in this Agreement as of the execution date signed below by eCom.

eCom		Reseller

Name:	Kari Wilfong	Name:
Title:	CFO	Title:	CEO – Alkami Technology, Inc.

Signature:	/s/ Kari Wilfong	Signature:	/s/ Michael Hansen
Date:	June 28, 2013	Date:	June 28, 2013